Exhibit 10.1

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

25 September 2017

Attn: Professor Thomas Lee

Dear Professor Lee,

Employment Letter

We are pleased and welcome your acceptance to be appointed as both the Chief Executive Officer and Chief Scientific Officer for Aptorum Therapeutics Limited (“ATL” or the “Company”). You shall be employed full-time under the hiring entity APTUS Management Limited (“AML”), an affiliated company of ATL, and both companies being wholly owned by APTUS Holdings Limited. The Company is incorporated with limited liabilities under the laws of Cayman Islands and AML is duly incorporated with limited liabilities in Hong Kong. The Company also has subsidiary companies in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “Aptorum” or the “Group”.

The following letter seeks to illustrate the context of your employment under AML and appointment by ATL, and the terms and conditions as set out herewith (the “Agreement”).

1.	The Group

Aptorum and its affiliates focus on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Position and Appointment

(a)	You will be enlisted to act as the Chief Executive Officer (“CEO”) and Chief Scientific Officer (“CSO”) for the Company as well as Executive Director on the board of the Company (the “Roles” or the “Appointments”).

(b)	You shall report to Mr. Ian Huen, the Chief Executive Officer and Executive Director of the Group and also Executive Director of the Company.

(c)	The Appointments are subject to the Company’s Memorandum and Articles of Association ("Articles") and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

3.	Date of Commencement

Your official date of appointment as the Chief Executive Officer and the Chief Scientific Officer of the Company shall commence on _____________________ (“Effective Date”), as mutually agreed upon between yourself and the Board of Directors of the Group.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

4.	Duties and Responsibilities

(a)	You shall be a key member ultimately responsible for the day-to-day management decisions and supervisory requirements of the Company and its subsidiaries, and shall report on the progress and strategic developments of the Company to the Board of the Group.

(b)	You shall be responsible for leading the development and execution of the Company’s long term strategy across its business segments with a view to creating shareholder value.

(c)	As the CEO of the Company, you in conjunction with the Board of the Group, shall be responsible towards the overall strategic direction of business development activities, and the implementation of long and short term plans for the Company. Other members of the Group shall also draw upon your leadership, insight, and expertise where suitable. You shall provide guidance, steering, and access of expert networks to the Company where appropriate and required.

(d)	Additionally, as the CSO of the Company, you shall also be responsible towards overseeing scientific research and development activities engaged in by the Company and its operating subsidiaries. You shall keep the management of the Group appraised on the progress and strategic developments of the Company periodically and propose strategic direction and implementation methods to further key scientific initiatives within the Group.

(e)	You shall be expected to oversee, manage, and motivate the staff and execution teams of the Company and its operating subsidiaries to execute and achieve department milestones and targets, while collaborating with other members of the Company to further Group objectives.

(f)	You shall oversee the day-to-day operations of the business of the Company; whether realizing your duties offsite at the premises of The Hong Kong Institute of Biotechnology, the premises of the Company and its facilities, or wherever reasonably sought of or required by you to perform the duties of your Roles.

(g)	You are to work in conjunction with the CEO and Board of the Group in developing long term business strategies of the Company and its subsidiaries.

(h)	You are expected to fulfill operational and leadership duties as requested by the CEO and Board of the Group, the Company, and the shareholders of the Company, on a day-to-day basis where necessary. Your contribution shall be vital and appreciated in regards to the execution of business decisions made by the Executive Board.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

Additionally, you shall during your Appointment:

(i)	Ensure the Company is appropriately organized and staffed, and communicate the hiring and termination needs for staff with the Group management as necessary to enable it to achieve the approved strategy.

(ii)	Assess the principal risks of the Company and to ensure that these risks are being monitored and managed.

(iii)	Ensure effective internal controls and management information systems are in place.

(iv)	Ensure that the Company has appropriate systems to enable it to conduct its business activities both lawfully and ethically.

(v)	Observe and comply with the Group’s adopted Code of Business Conduct and Ethics, where that any waivers given to directors or executive officers must be approved by the Board of the Group.

(vi)	Observe and comply with all statutory rules, and regulations where applicable as governed by the internal policies and guidelines of the Company, and the laws of Hong Kong Special Administrative Region;

(vii)	Confirm you are able to, and will devote sufficient time to perform your Roles.

(viii)	Keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and to ensure that processes and systems are in place to ensure that you and management of the Company are adequately informed.

(ix)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

(x)	Declare any conflicts that are apparent at present, or become apparent, between the Group and your external activities, interests, or roles. Should any potential conflicts of interest arise, you will disclose this to the Board of the Group as soon as they become apparent.

(xi)	Obtain clearance from the Board of the Group prior to dealing in publicly traded shares, whether presently or in the future, in affiliated Group companies and adhere to the Insider Trading Policy as adopted by the Company.

5.	Salary and Bonus

(a)	Your starting salary will be HKD 140,000 (Hong Kong Dollars One Hundred Forty Thousand) per month, paid out in an equivalent amount of thirteen (13) months per calendar year.

(b)	Annual increment of your salary will be assessed on the basis of professional merit and the Group’s performance, and is awarded at the discretion of the Board of Directors of the Group and approved by the compensation committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Group and approval of the compensation committee. Any bonus will only be payable only if you are still in the employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

6.	Share Bonus:

You shall be entitled to receive share bonuses with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company and approval of the Board of the Group and the Compensation Committee. All terms and conditions of share bonuses shall be assessed based on the overall financial position and performance of the Group, as well as your contribution and performance upon rendering services by yourself during your Appointment under this Agreement. Any particulars associated to your eligibility to share bonuses shall be definitively defined at a future date as mutually agreed upon between yourself and the Board of Directors of the Group, and as approved by the Compensation Committee.

7.	Share Option

You shall be entitled to participate in the share option plans of the Company subject to the ongoing effect of your Appointments.

8.	Expense Reimbursements

The Company will reimburse reasonable travelling, hotel and other expenses incurred by you in connection with the Company’s business on production of appropriate receipts. This shall include full reimbursement of up to 4 trips per year that relate to you attending international conferences in order to update and maintain relevant knowledge and skillset on your part in order for you to effectively carry out the accountabilities of your Role with the Company.

9.	Onboarding Reimbursements

(a)	The Company shall reimburse you for your loss of contract-end gratitude as offered by your previous contract employment for a completed 3 year term from 19 August 2016 to 18 August 2019. The foregone gratitude is calculated as 15% of your entitled salary over the same 3 year term; That is HKD [3,105,835.20] x 15% = HKD 465,875.30.

(b)	Should your previous employer penalize you due to an early termination of your employment contract, or for providing an insufficient notice period by you upon your resignation, the Company shall reimburse your cost outlay in relation to your financial penalty incurred and due to your previous employer up to a value equivalent to 1 month of your monthly salary earned from your previous employment at the time of your resignation.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

10.	Mandatory Provident Fund

You will be entitled to become a member of AML’s standard Mandatory Provident Fund scheme in accordance with the Company’s policy and the statutory requirements.

11.	Medical Insurance

You will be admitted to the Group’s Medical scheme, which provides reimbursement of hospitalization, major medical, outpatient, and dental expenses (“Medical Coverage”) in accordance with the terms of the scheme, as well as a standard life insurance coverage. Your role shall entitle you and your immediate family to the highest Medical Coverage bracket available to the Group’s management personnel, while life insurance coverage is offered to you as an employee of the Company. The service provider and scheme for the above said coverage may be subject to review or alteration in alignment to Group business needs and conditions.

The Company shall further grant you and your dependent spouse “retirement” Medical Coverage, as pursuant to the service provider and scheme enlisted by the Company at the time, up until the age of 70 years old, under the condition that you are employed as a full-time employee of the Company until the age of 60 or more.

12.	Right to Publish

The Company encourages and grants you the right to publish findings derived from research conducted by you during the term of your employment with the Company subject to such publications being made only after provisional patent filing is completed on relevant intellectual property (“IP”) for jurisdictions as required by the Company and as related to the IP generated from your research. You are expected to consult the Board of the Group prior to any such said publication.

13.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Company and not act in any way which is in conflict with the interest of the Group.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any capacity in any other trade, business, occupation, or assignment outside the Company, unless otherwise approved and consented by the Board of the Group in writing.

(c)	Consult with the Chairman of the Board of the Group prior to accepting any other (or further) directorships of companies or any major external appointments and promptly inform the Board of acceptance of any such appointment.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

14.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Group and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, monies, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company however, agrees to provide you with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles with the Company.

15.	Annual Holiday

You shall be entitled to an annual leave of thirty (30) working days (exclusive of statutory holidays) during each twelve-month period to be taken at such time as the Group shall consider most convenient having regard to the requirements of the business of the Companies. The said holiday shall not be accumulated beyond each twelve-month period and if not taken in full in any particular period you shall not be entitled to salary or remuneration in lieu of taking such holiday.

You shall be entitled to leave due to unforeseen sickness of two (2) days per month up to one hundred twenty days (120) per year in accordance with the relevant employment regulations in Hong Kong.

16.	Termination

Your appointment as the Executive Director, Chief Executive Officer and the Chief Scientific Officer of the Company may be terminated:

(a)	By you after giving the Company not less than three (3) months’ notice in writing;

(b)	By the Company after giving you three (3) months’ notice in writing; or

(c)	By the Company without notice or compensation in the event of your dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of Hong Kong Special Administrative Region.

APTUS Management Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTUS MANAGEMENT LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Thomas Lee
Position: Director & CEO

Date	Date